UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 31, 2005

SOFTNET TECHNOLOGY CORP.
 (Exact name of registrant as specified in its charter)

000-07693
(Commission File Number)

Nevada                                    74-3035831
(State or other jurisdiction             (I.R.S. Employer Identification No.)
of incorporation or organization)

1 Anderson Road, Suite 105
Bernardsville, New Jersey  07924
 (Address of Principal Executive Offices Including Zip Code)

Registrant's telephone number, including area code: (908) 204-9911

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Inspara

On October 31, 2005, SoftNet Technology Corp., a Nevada corporation (the “Company”) entered into a Plan and Agreement of Reorganization (the “Agreement”) with Inspara, Inc., a Delaware corporation (“Inspara”).  Under the terms of the Agreement, Inspara will merge with and into the Company (the “Merger”).  The Merger is scheduled to close no later than November 29, 2005.  At the closing, each issued and outstanding share of Inspara’s capital stock will be exchanged for 2.323 shares of newly issued restricted shares of the Company’s common stock.  The Company will issue 40,909,090.91 shares of its unregistered common stock pursuant to the Merger.

The closing of the Merger (the “Closing”) is conditioned upon and subject to the following:

  Each party’s representations made in the Agreement must be true and accurate as of the Closing;
  Each party must have performed all covenants required to be performed by it prior to the Closing;
  Each party must be satisfied that no material adverse change has occurred in the business or financial condition of the other party;
  There must not be any order, decree, or ruling by any court or governmental agency or threat thereof, which would prohibit the Merger;
  Each party must have obtained such permits or authorizations, and taken such other actions as may be required by any government or regulatory authority, in order to complete the Merger;
  Each party shall have received, and must be satisfied with, an opinion of counsel to the other party;
  There shall be no litigation pending or threatened for the purpose of preventing the Merger from closing;
  Each party shall have received all third party consents required to consummate the Merger, including the required approval of Inspara’s stockholders;
  Certain key employees of Inspara shall have entered into employment agreements with the Company;
  All registration rights held by the stockholders of Inspara, if any, shall be terminated; and
  Inspara shall have 291,000 shares of its Class B Common Stock issued and outstanding.

The Agreement will terminate (i) upon the mutual agreement of the parties, (ii) if the Closing does not occur on or before November 29, 2005; or (iii) if either party is not satisfied with its due diligence review of the other party.

Wholesale By Us

On November 4, 2005, the Company entered into an Agreement to Terminate Business Relationship (the “Termination Agreement”) with Wholesale By Us, LLC, an Arizona limited liability company (“WBU”) and five individuals.  The individuals (the “WBU Members”) are former members of WBU.  The Company acquired WBU on July 1, 2004 (the “Acquisition”) pursuant to the terms of an Acquisition Agreement between the Company (then named “T&G2, Inc.”), WBU and the WBU Members (the “Acquisition Agreement”).  Pursuant to the Acquisition, the Company obtained all ownership interests in WBU for cash in the amount of $112,000, plus 20,000,000 shares of the Company’s restricted common stock.

Pursuant to the terms of the Termination Agreement, the WBU Members returned to the Company 17,416,666 of the Company's shares previously issued pursuant to the Acquisition Agreement.  In exchange, the Company has returned all ownership interests in WBU to the WBU Members, and is paying the WBU Members cash in the amount of $10,000.  The WBU Members also retained an aggregate of 2,583,334 shares of the Company's common stock. Pursuant to the Termination Agreement, each party releases the other from any claims, except for intentional fraud and misrepresentation, arising under the Acquisition Agreement.

Item 2.01 Completion of Acquisition or Disposition of Assets

As described above, on November 4, 2005, the Company completed the sale of all of its ownership interests in WBU, to the WBU Members. The divestiture is effective for certain purposes as of September 30, 2005.  Pursuant to the Termination Agreement, the WBU Members retain an aggregate of 2,583,334 shares of the Company’s common stock previously issued to them in connection with the Acquisition, and $112,000 previously paid to them by the Company, under the terms of the Acquisition.  In addition, the Company will pay the WBU Members $10,000.

WBU employs approximately six employees who will remain employed by WBU after the divestiture.  WBU will retain possession of its leased facilities located in Phoenix, Arizona, and will be responsible for all obligations associated with its operations, including obligations under its facilities lease.  WBU operates an online retail sales business.  With the sale of WBU, the Company has no significant online retail sales operations at this time.

Item 9.01 Financial Statements and Exhibits

(a)    Financial Statements of Business Acquired: Not Applicable
(b)    Pro Forma Financial Information: The required pro forma financial information will be filed with an amendment to this report within the time period required by
         Item 9.01(b)(ii)
(c)    Exhibits: The following exhibits are included as part of this report

Exhibit No.	Description
2	Agreement to Terminate Business Relationship

SIGNATURES

            Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 4, 2005

                                                                                    SOFTNET TECHNOLOGY CORP.

                                                                                    By:      _/s/ __James Farinella__________________